EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-28483, Form S-8 No. 333-90353, Form S-8 No. 333-54786, Form S-8 No. 333-54784, Form S-8 No. 333-108838, Form S-3 No. 333-99067, Form S-3 No. 333-99063, Form S-3 No. 333-95487, Form S-3 No. 333-111174, Form S-3 No. 333-110939 and Form S-3 No. 333-86654) of our report dated January 26, 2004, with respect to the consolidated financial statements of Health Care Property Investors, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Irvine, California

March 11, 2004